Exhibit 10(d)(d)(d)

NINTH AMENDMENT TO THE HEWLETT-PACKARD COMPANY

2005 EXECUTIVE DEFERRED COMPENSATION PLAN

(Amended and restated effective October 1, 2006)

The Hewlett-Packard Company 2005 Executive Deferred Compensation Plan, as amended and restated effective October 1, 2006, is hereby amended, effective as of the date executed below, to provide as follows:

1.                                      The definition of “Incentive Award” in Article I shall be amended in its entirety to read as follows:

“ ‘Incentive Award’ means an amount payable to an Eligible Employee under a cash bonus or incentive compensation plan of HP or an Affiliate that the Committee has deemed eligible for deferral, including bonuses paid under the EPfR Plan, the PfR Plan, the CPB Plan, the Hewlett-Packard Financial Services Incentive Compensation Plan, and the Shoreline Investment Management Company Performance Incentive Plan, and the annual bonus portion of the Hewlett-Packard Account Executive Pay for Performance Incentive Plan.  For the avoidance of doubt, the Hewlett-Packard Account Executive Pay for Performance Incentive Plan shall be considered an Incentive Award under this Plan beginning with the fiscal year 2014 payment.”

This Ninth Amendment to the Hewlett-Packard Company 2005 Executive Deferred Compensation Plan is hereby adopted this 15th day of January, 2014.

HEWLETT-PACKARD COMPANY

By:	/s/ Tracy S. Keogh

Tracy S. Keogh
Executive Vice President, Human Resources